EXHIBIT 10.1

FIFTH AMENDMENT TO

THE PROGRESSIVE CORPORATION

EXECUTIVE SEPARATION ALLOWANCE PLAN

(2006 AMENDMENT AND RESTATEMENT)

WHEREAS, The Progressive Corporation Executive Separation Allowance Plan (“Plan”) is currently maintained pursuant to the 2006 Amendment and Restatement and four amendments thereto; and

WHEREAS, it is deemed desirable to amend the Plan further;

NOW, THEREFORE, effective May 16, 2013, the Plan is hereby amended as set forth below:

1.	Section 2.1 of the Plan is hereby amended and restated in its entirety to provide as follows:

“2.1

(a) An Eligible Employee shall be entitled to receive a separation allowance under this Plan if (i) Progressive terminates his/her employment for reasons other than resignation (except as provided in Section 2.1(b) below), retirement, death, disability (except as provided in Section 2.3 below), leave of absence or discharge for Cause, and (ii) the Eligible Employee signs a Separation Agreement and General Release and delivers it to the Company within forty-five (45) days after the Eligible Employee’s Separation Date.

(b) An Eligible Employee shall be entitled to receive a separation allowance under this Plan if (i) the Company gives the Eligible Employee written notice of a Job Change, (ii) the Eligible Employee delivers a written resignation from employment to the Company within such period as the Company shall specify and which resignation is effective as of a date that (A) is acceptable to the Company and (B) is no later than January 10 of the calendar year immediately following the calendar year in which the Eligible Employee receives from the Company the written notice of a Job Change pursuant to Section 2.1(b)(i) above, and (iii) the Eligible Employee signs a Separation Agreement and General Release and delivers it to the Company within forty-five (45) days after the resignation effective date determined pursuant to Section 2.1(b)(ii) above.”

2.	Section 1.11 of the Plan is hereby amended and restated in its entirety to provide as follows:

“1.11

“Job Change” (a) for purposes of Section 2.2 means either (i) a decrease in the Total Pay Package of an Eligible Employee’s current job, (ii) a transfer of an Eligible Employee to another job having a lesser Total Pay Package, or (iii) the imposition of significantly different job duties, shift, work location or number of scheduled work hours and (b) for purposes of Section 2.1(b) means any change in an Eligible Employee’s job duties that is deemed significant by the Company in its sole and absolute discretion. No determination by the Company as to the significance of any such change shall be deemed a precedent or shall limit in any way the Company’s sole and absolute discretion in deciding whether any change in any Eligible Employee’s job duties is significant.”

3.	Section 1.15 of the Plan is hereby amended and restated in its entirety to provide as follows:

“Separation Date” means the effective date of any Eligible Employee’s termination of employment or resignation due to a Job Change.”

4.	Section 1.4 of the Plan is hereby amended and restated in its entirety to provide as follows:

“”Change in Control” means a change in the ownership of the of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, each as defined in, and determined in accordance with, Section 409A of the Code.”

5.	Section 4.1 of the Plan is hereby amended and restated in its entirety to provide as follows:

“4.1 An Eligible Employee who resigns or whose employment has been terminated under the Plan may elect to continue his/her and his/her dependents’ medical, dental and vision coverages, if any, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as further provided in the Applicable Group Insurance Plan (to the extent he/she and his/her dependents were receiving such coverages immediately prior to his/her Separation Date), for the period specified in the Applicable Group Insurance Plan and subject to the terms and conditions thereof. If an Eligible Employee who is entitled to a separation allowance under the preceding provisions of this Plan elects to continue his/her and/or his/her dependents’ medical, dental and/or vision coverages under the Applicable Group Insurance Plan, the Eligible Employee will be entitled to receive such coverages at the contribution amount set forth in the Applicable Group Insurance Plan (referred to therein as the “Separation Allowance Contribution”) for a period not to exceed the lesser of (i) the COBRA continued coverage period or (ii) the number of weeks of Compensation used in computing the amount of his/her separation allowance under Section 3.1 above, provided that the Eligible Employee pays such Separation Allowance Contribution to the Participating Employer at such times as the Participating Employer shall specify. Eligible Employees may also qualify for a reduction of the Separation Allowance Contribution under the American Recovery and Reinvestment Act of 2009.”

6.	Section 3 of the Separation Agreement and General Release attached to the Plan as Exhibit A is hereby amended and restated in its entirety to provide as follows:

“3. Executive shall be entitled to continue his/her and his/her dependents’ medical, dental and vision coverages under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as further provided in The Progressive Health, Life and Disability Benefits Plan (“Group Insurance Plan”), for the period specified in the Group Insurance Plan, subject to the terms, conditions and limitations of the Group Insurance Plan. If Executive elects to continue any such coverages, Executive will be entitled to receive such coverages at the contribution amount set forth in the Group Insurance Plan (referred to therein as the “Separation Allowance Contribution”) for a period not to exceed the lesser of (i) the COBRA continued coverage period or (ii) the number of weeks used in computing the amount of the Executive’s Separation Allowance under Section 1 above, provided that Executive pays such Separation Allowance Contribution to Employer at such times as Employer shall specify. Executive also shall be entitled to the conversion privileges, if any, applicable to his/her life insurance and/or other coverages under the Group Insurance Plan.”

7.	Section 3.5 of the Plan is hereby amended and restated in its entirety to provide as follows:

“Notwithstanding anything herein to the contrary, no separation allowance payments shall be made under this Plan to any Eligible Employee later than two and one-half months following (i) the end of the year in which the Eligible Employee’s Separation Date occurs, or (ii) if earlier, the end of the year in which the Eligible Employee receives a written notice from the Company pursuant to Section 2.1(b)(i) above.”

8.	The Separation Agreement and General Release attached to the Plan as Exhibit A is hereby replaced in its entirety by the document attached to this Amendment as Exhibit A.

IN WITNESS WHEREOF, the Company has hereunto caused this Amendment to be executed by its duly authorized representative as of the          day of                     , 2013.

THE PROGRESSIVE CORPORATION

By:

Title: